Perma-Fix Reports Results for the Fourth Quarter and Fiscal 2018

Announces $17 million in new contract awards for 2019

ATLANTA – April 1, 2019 – Perma-Fix Environmental Services, Inc. (NASDAQ: PESI) (the “Company”) today announced results for the fourth quarter and full year ended December 31, 2018.

Mark Duff, Chief Executive Officer, stated, “We experienced some weakness in the fourth quarter of 2018 due, in part, to an unplanned outage of approximately two weeks at our Perma-Fix Northwest (PFNW) facility, which had a resulting revenue impact of approximately $800,000. In addition, we incurred continued expenses related to the planned closure of our M&EC facility. Despite the shutdown at PFNW, our Treatment Segment revenue increased, and we generated strong waste receipts during the quarter. As a result, we entered 2019 with a strong backlog and sales pipeline.”

“As recently reported, we have been awarded several new projects in March that we believe will further increase our funded backlog and bolster our Services Segment beginning in the second quarter of 2019. We look forward to formally signing and announcing these projects in the coming weeks, which include remediation work in Canada as well as several U.S. Department of Energy (DOE) locations throughout the United States. We estimate the total contract value of these awards collectively to be approximately $17 million through 2019 alone. These wins reflect the improvements we made last year within our business development organization, which has also bolstered our sales pipeline going forward.”

“We completed testing and demonstration of the GeoMelt™ unit in the fourth quarter of 2018, and formally commenced commercial operations of the unit in the first quarter of 2019. We believe that this added capability should provide us with the capacity to obtain a significant multi-year backlog from a new, incremental waste stream, and reflects our success in diversifying our revenue streams.”

“We are particularly encouraged by the new direction of the DOE as it relates to the procurement process within the DOE’s Office of Environmental Management. The Department has adopted a new “End State” approach to cleanup, which provides increased emphasis on acceleration of project schedules to include waste management metrics such as waste disposition. This change in procurement strategy directly supports the commercialization of waste processing and treatment, which is a foundation of the Perma-Fix offering.”

“Regarding the planned closure of the M&EC facility, I am pleased to report we have completed the cleanup phase associated with decontamination to support releasing the building under the commitments of the closure plan. We are in the process of completing final verification surveys while continuing to work with the landlord and State of Tennessee for final release of the permits. As a result, we believe we are well positioned heading into 2019, in terms of both revenue and overall financial performance.”

Financial Results

Revenue for the fourth quarter of 2018 was $11.7 million versus $12.6 million for the same period last year. Revenue from the Services Segment decreased by $1.2 million to $2.7 million from $3.9 million for the same period in 2017. Services Segment revenues are project based; as such, the scope, duration and completion of each project vary. As a result, the Services Segment revenues are subject to differences relating to timing and project value. Revenue for the Treatment Segment increased approximately $333,000 to $9.0 million in the fourth quarter of 2018 from $8.7 million for the corresponding period of 2017.

Gross profit for the fourth quarter of 2018 was $1.3 million and $1.8 million for the fourth quarter of 2017. Gross profit for the fourth quarter of 2018 and 2017 included additional closure costs recorded in the amount of approximately $1,015,000 and $850,000, respectively, in connection with the closure of the Company’s M&EC facility.

Operating loss for the fourth quarter of 2018 was $2.1 million versus an operating loss of $1.2 million for the fourth quarter of 2017. Net loss from continuing operations for the fourth quarter of 2018 was approximately $2.4 million as compared to net income from continuing operations of $340,000 for the corresponding period of 2017. Net income from continuing operations for the fourth quarter of 2017 included a tax benefit recorded in the amount of approximately $1.7 million resulting from the Tax Cuts and Jobs Act of 2017 enacted into law on December 22, 2017. Net loss attributable to common stockholders for the fourth quarter of 2018 was $2.4 million or ($0.20) per share as compared to net income of $260,000 or $0.02 per share for the same period in 2017.

The Company’s Adjusted EBITDA at December 31, 2018 was approximately $2.0 million from continuing operations as compared to approximately $2.4 million for the corresponding period of 2017. The Company defines EBITDA as earnings before interest, taxes, depreciation and amortization. Adjusted EBITDA is defined as EBITDA before research and development costs related to the Medical Isotope project, impairment charges on tangible assets, closure costs accrued for M&EC subsidiary and net gain on exchange offer of Series B Preferred Stock of M&EC. Both EBITDA and Adjusted EBITDA are not measures of performance calculated in accordance with Accounting Principles Generally Accepted in the United States of America (“GAAP”), and should not be considered in isolation of, or as a substitute for, earnings as an indicator of operating performance or cash flows from operating activities as a measure of liquidity. The Company believes the presentation of EBITDA and Adjusted EBITDA is relevant and useful by enhancing the readers’ ability to understand the Company’s operating performance. The Company’s management utilizes EBITDA and Adjusted EBITDA as a means to measure performance. The Company’s measurements of EBITDA and Adjusted EBITDA may not be comparable to similar titled measures reported by other companies. The table below reconciles EBITDA and Adjusted EBITDA, both non-GAAP measures, to GAAP numbers for (loss) income from continuing operations for the three and twelve months ended December 31, 2018 and 2017.

	Quarter Ended December 31, (Unaudited)		Twelve Months Ended December 31, (Audited)
(In thousands)	2018	2017	2018	2017
(Loss) income from continuing operations	$(2,432)	$340	$(1,074)	$(3,538)

Adjustments:
Depreciation & amortization	360	409	1,455	3,803
Interest income	(83)	(35)	(295)	(140)
Interest expense	74	66	251	315
Interest expense - financing fees	10	9	38	35
Income tax expense (benefit)	337	(1,504)	(936)	(1,285)

EBITDA	(1,734)	(715)	(561)	(810)

Research and development costs related to medical Isotope project	552	194	811	1,141
Impairment loss on tangible assets	—	—	—	672
Closure costs accrued for M&EC subsididary	1,015	850	3,323	1,400
Net gain on exchange offe of Series B Preferred Stock of M&EC	—	—	(1,596)	—

Adjusted EBITDA	$(167)	$329	$1,977	$2,403

The tables below present certain financial information for the business segments, which exclude allocation of corporate expenses:

	Three Months Ended December 31, 2018 (Unaudited)			Twelve Months Ended December 31, 2018 (Audited)
(In thousands)	Treatment	Services	Medical	Treatment	Services	Medical
Net revenues	$9,063	$2,675	$—	$36,271	$13,268	$—
Gross profit (loss)	1,331	(58)	—	7,197	1,264	—
Segment (loss) profit	(62)	(563)	(552)	5,493	(756)	(811)

	Three Months Ended December 31, 2017 (Unaudited)			Twelve Months Ended December 31, 2017 (Audited)
(In thousands)	Treatment	Services	Medical	Treatment	Services	Medical
Net revenues	$8,730	$3,859	$—	$37,750	$12,019	$—
Gross profit	1,441	361	—	7,916	704	—
Segment profit (loss)	2,202	(549)	(194)	4,867	(2,286)	(1,141)

Conference Call

Perma-Fix will host a conference call at 12:00 p.m. ET on Monday, April 1, 2019. The call will be available on the Company’s website at www.perma-fix.com, or by calling 877-407-0778 for U.S. callers, or +1 201-689-8565 for international callers. The conference call will be led by Mark J. Duff, Chief Executive Officer, Dr. Louis F. Centofanti, Executive Vice President of Strategic Initiatives, and Ben Naccarato, Vice President and Chief Financial Officer of Perma-Fix Environmental Services, Inc.

A webcast will also be archived on the Company’s website and a telephone replay of the call will be available approximately one hour following the call, through midnight April 8, 2019, and can be accessed by calling: 877-481-4010 (U.S. callers) or +1 919-882-2331 (international callers) and entering conference ID: 45699.

About Perma-Fix Environmental Services

Perma-Fix Environmental Services, Inc. is a nuclear services company and leading provider of nuclear and mixed waste management services. The Company’s nuclear waste services include management and treatment of radioactive and mixed waste for hospitals, research labs and institutions, federal agencies, including the DOE, the Department of Defense (DOD), and the commercial nuclear industry. The Company’s nuclear services group provides project management, waste management, environmental restoration, decontamination and decommissioning, new build construction, and radiological protection, safety and industrial hygiene capability to our clients. The Company operates three nuclear waste treatment facilities and provides nuclear services at DOE, DOD, and commercial facilities, nationwide.

Please visit us at http://www.perma-fix.com.

This press release contains “forward-looking statements” which are based largely on the Company’s expectations and are subject to various business risks and uncertainties, certain of which are beyond the Company’s control. Forward-looking statements generally are identifiable by use of the words such as “believe”, “expects”, “intends”, “anticipate”, “plan to”, “estimates”, “projects”, and similar expressions. Forward-looking statements include, but are not limited to: execution of the contract relating to these new projects awarded in March; increase our funded backlog and bolster our Services Segment beginning in the second quarter of 2019; the total contract value of these new awards should collectively be approximately $17 million through 2019; the benefit of the added capability from GeoMelt; the benefits as a result of DOE’s change in procurement strategy; revenue and financial performance for balance of 2019; and obtaining waiver/consent from our lender and new loan. These forward-looking statements are intended to qualify for the safe harbors from liability established by the Private Securities Litigation Reform Act of 1995. While the Company believes the expectations reflected in this news release are reasonable, it can give no assurance such expectations will prove to be correct. There are a variety of factors which could cause future outcomes to differ materially from those described in this release, including, without limitation, future economic conditions; industry conditions; competitive pressures; our ability to apply, commercialize, and market our new technologies; the government or such other party to a contract granted to us fails to abide by or comply with the contract or to deliver waste as anticipated under the contract; completion of construction projects on a timely basis; regulatory approvals; Congress provides continuing funding for the DOD’s and DOE’s remediation projects; ability to obtain new foreign and domestic remediation contracts; our ability to fund the commercialization of our technology; and the additional factors referred to under “Risk Factors” and “Special Note Regarding Forward-Looking Statements” of our 2017 Form 10-K and subsequently filed Form 10-Qs during 2018. The Company makes no commitment to disclose any revisions to forward-looking statements, or any facts, events or circumstances after the date hereof that bear upon forward-looking statements.

Please visit us on the World Wide Web at http://www.perma-fix.com.

FINANCIAL TABLES FOLLOW

Contacts:

David K. Waldman-US Investor Relations

Crescendo Communications, LLC

(212) 671-1021

Herbert Strauss-European Investor Relations

herbert@eu-ir.com

+43 316 296 316

PERMA-FIX ENVIRONMENTAL SERVICES, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2018	2017	2018	2017
(Amounts in Thousands, Except for Per Share Amounts)	(Unaudited)		(Audited)

Net revenues	$11,738	$12,589	$49,539	$49,769
Cost of goods sold	10,465	10,787	41,078	41,149
Gross profit	1,273	1,802	8,461	8,620

Selling, general and administrative expenses	2,680	2,764	10,741	11,101
Research and development	690	294	1,370	1,595
Gain on disposal of property and equipment	(12)	(11)	(46)	(12)
Impairment loss on tangible assets	—	—	—	672
Loss from operations	(2,085)	(1,245)	(3,604)	(4,736)

Other income (expense):
Interest income	83	35	295	140
Interest expense	(74)	(66)	(251)	(315)
Interest expense-financing fees	(10)	(9)	(38)	(35)
Other	(9)	121	(8)	123
Net gain on exchange offer of Series B Preferred Stock of subsidiary	—	—	1,596	—
Loss from continuing operations before taxes	(2,095)	(1,164)	(2,010)	(4,823)
Income tax expense (benefit)	337	(1,504)	(936)	(1,285)
(Loss) income from continuing operations, net of taxes	(2,432)	340	(1,074)	(3,538)

Loss from discontinued operations, net of taxes	(173)	(156)	(667)	(592)
Net (loss) income	(2,605)	184	(1,741)	(4,130)

Net loss attributable to non-controlling interest	(218)	(76)	(320)	(450)

Net (loss) income attributable to Perma-Fix Environmental Services, Inc. common stockholders	$(2,387)	$260	$(1,421)	$(3,680)

Net (loss) income per common share attributable to Perma-Fix Environmental Services, Inc. stockholders - basic and diluted:
Continuing operations	$(.19)	$.03	$(.06)	$(.26)
Discontinued operations	(.01)	(.01)	(.06)	(.05)
Net (loss) income per common share	$(.20)	$.02	$(.12)	$(.31)

Number of common shares used in computing net (loss) income per share:
Basic	11,937	11,731	11,855	11,706
Diluted	11,937	11,752	11,855	11,706

PERMA-FIX ENVIRONMENTAL SERVICES, INC.

CONSOLIDATED BALANCE SHEETS

(Audited)

(Amounts in Thousands, Except for Share and Per Share Amounts)	December 31, 2018	December 31, 2017

ASSETS
Current assets:
Cash	$810	$1,063
Account receivable, net of allowance for doubtful accounts of $105 and $720, respectively	7,735	7,940
Unbilled receivables	3,105	4,547
Other current assets	3,001	3,674
Assets of discontinued operations included in current assets, net of allowance for doubtful accounts of $0 for each period presented	107	89
Total current assets	14,758	17,313

Net property and equipment	15,739	14,870
Property and equipment of discontinued operations, net of accumulated depreciation of $10 for each period presented	81	81
Intangibles and other assets	26,746	27,079
Other assets related to discontinued operations	118	195
Total assets	$57,442	$59,538

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities	$21,155	$18,676
Current liabilities related to discontinued operations	356	905
Total current liabilities	21,511	19,581

Long-term liabilities	8,835	11,152
Long-term liabilities related to discontinued operations	963	359
Total liabilities	31,309	31,092
Commitments and Contingencies
Series B Preferred Stock of subsidiary, $0 par value; 1,467,396 shares authorized, 0 and 1,284,730 shares issued, respectively; 0 and 1,284,730 shares outstanding, respectively; liquidation value $1.00 per share plus accrued and unpaid dividends of $0 and $955, respectively	—	1,285
Stockholders’ equity:
Preferred Stock, $.001 par value; 2,000,000 shares authorized, no shares issued and outstanding	—	—
Common Stock, $.001 par value; 30,000,000 shares authorized, 11,944,215 and 11,738,623 shares issued, respectively; 11,936,573 and 11,730,981 shares outstanding, respectively	12	12
Additional paid-in capital	107,548	106,417
Accumulated deficit	(79,630)	(77,893)
Accumulated other comprehensive loss	(214)	(112)
Less Common Stock held in treasury, at cost: 7,642 shares	(88)	(88)
Total Perma-Fix Environmental Services, Inc. stockholders’ equity	27,628	28,336
Non-controlling interest in subsidiary	(1,495)	(1,175)
Total stockholders’ equity	26,133	27,161

Total liabilities and stockholders’ equity	$57,442	$59,538